                                                                   EXHIBIT 11.01

                              ESS TECHNOLOGY, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1996        1997        1998
                                                              -------    --------    --------
Weighted average common shares..............................   37,702      39,953      40,955
Weighted average incremental common equivalent shares:
  Common stock(2)...........................................    3,886          --          --
  Cheap stock(2)............................................       --          --          --
                                                              -------    --------    --------
Total weighted average common and common equivalent
  shares....................................................   41,588      39,593      40,955
                                                              =======    ========    ========
Net income (loss)...........................................  $21,626    $(10,866)   $(28,016)
                                                              =======    ========    ========
Net income (loss) per share.................................  $  0.52    $  (0.27)   $  (0.68)
                                                              =======    ========    ========

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(1) This Exhibit should be read in conjunction with Note 1 of Notes to Consolidated Financial Statements.

(2) Earnings per share is computed using the weighted average number of common and common equivalent shares ("weighted average shares") outstanding during the period. Common equivalent shares consist of the Company's common stock issuable upon exercise of stock options (using the treasury stock method), except when antidilutive. Common stock issued and stock options granted subsequent to July 31, 1994 through October 5, 1995, (the date of the initial public offering) have been included in the calculation of weighted average shares outstanding as if they were outstanding for reporting periods occurring between these dates. The Company used the treasury stock method and the initial public offering price of $15.00 per share for these calculations.